                          STOCK SUBSCRIPTION AGREEMENT


                                 BY AND BETWEEN


                              CM/J ACQUISITION, LLC


                                       AND


                          CORE-MARK INTERNATIONAL, INC.




                              DATED:  JUNE 17, 1996



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                                TABLE OF CONTENTS
                                                                            Page


1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.   Sale of Shares; Purchase Price. . . . . . . . . . . . . . . . . . . . .   8

3.   Representations and Warranties of the Company . . . . . . . . . . . . .   9
     (a)  Organization and Good Standing . . . . . . . . . . . . . . . . . .   9
     (b)  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     (c)  Scheduled Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  10
     (d)  Execution of Agreement . . . . . . . . . . . . . . . . . . . . . .  11
     (e)  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  12
     (f)  No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .  12
     (g)  No Material Adverse Change; No Dividends . . . . . . . . . . . . .  13
     (h)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (i)  Patents, Trademarks and Copyrights . . . . . . . . . . . . . . . .  16
     (j)  Real Property; Leases of Real Property . . . . . . . . . . . . . .  17
     (k)  Governmental Permits . . . . . . . . . . . . . . . . . . . . . . .  18
     (l)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (m)  Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .  19
     (n)  Title to Properties; Absence of Encumbrances . . . . . . . . . . .  21
     (o)  No Restriction . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (p)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (q)  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . .  22
     (r)  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  22
     (s)  Collective Bargaining Agreements and Labor . . . . . . . . . . . .  23
     (t)  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     (u)  Absence of Changes or Events . . . . . . . . . . . . . . . . . . .  27
     (v)  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .  27
     (w)  Transactions with Affiliates . . . . . . . . . . . . . . . . . . .  28

4.   Representations and Warranties of Purchaser . . . . . . . . . . . . . .  28
     (a)  Organization and Good Standing . . . . . . . . . . . . . . . . . .  28
     (b)  Execution and Effect of Agreement. . . . . . . . . . . . . . . . .  28
     (c)  No Restriction . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     (d)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     (e)  Governmental Consents. . . . . . . . . . . . . . . . . . . . . . .  29
     (f)  Investment Representation. . . . . . . . . . . . . . . . . . . . .  29


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     (g)  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     (h)  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

5.   Covenants of the Company. . . . . . . . . . . . . . . . . . . . . . . .  31
     (a)  Access to Documents; Opportunity to Ask Questions. . . . . . . . .  31
     (b)  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .  32
     (c)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     (d)  Consents; Conditions Precedent . . . . . . . . . . . . . . . . . .  34
     (e)  Hart-Scott-Rodino Filings. . . . . . . . . . . . . . . . . . . . .  34
     (f)  Company/LLC Purchase Agreement . . . . . . . . . . . . . . . . . .  35
     (g)  Delivery of Financial Statements . . . . . . . . . . . . . . . . .  35
     (h)  Notification of Certain Matters. . . . . . . . . . . . . . . . . .  35
     (i)  No Inconsistent Activities . . . . . . . . . . . . . . . . . . . .  36

6.   Covenants of Purchaser. . . . . . . . . . . . . . . . . . . . . . . . .  36
     (a)  Representations and Warranties . . . . . . . . . . . . . . . . . .  36
     (b)  Consents; Conditions Precedent . . . . . . . . . . . . . . . . . .  37
     (c)  Hart-Scott-Rodino Filings. . . . . . . . . . . . . . . . . . . . .  37

7.   Conditions Precedent to the Company's and the Purchaser's Obligations .  37

8.   Conditions Precedent to Purchaser's Obligation. . . . . . . . . . . . .  39

9.   Conditions Precedent to the Company's Obligation. . . . . . . . . . . .  40

10.  Closing Date; Closing . . . . . . . . . . . . . . . . . . . . . . . . .  41

11.  No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

12.  Survival of Representations and Warranties. . . . . . . . . . . . . . .  44

13.  Indemnification and Limitation of Liability . . . . . . . . . . . . . .  44

14.  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . .  49

15.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

16.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .  50

17.  Confidentiality; Press Releases . . . . . . . . . . . . . . . . . . . .  50

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18.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

19.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

20.  Successors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

21.  Section Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

22.  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

23.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

24.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

25.  No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . .  55

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

3(b)      Management Employees

3(c)      Subsidiaries

3(h)      Tax Matters

3(i)      Patents, Trademarks and Copyrights

3(j)      Material Leases

3(l)      Insurance Policies

3(m)      Material Contracts

3(n)      Encumbrances

3(o)      Restrictions

3(p)      Litigation

3(q)      Governmental Consents

3(r)      Environmental Matters

3(s)      Collective Bargaining Agreements and Labor

3(t)      ERISA

3(u)      Certain Changes

3(w)      Affiliate Transactions

7(c)      Escrow Agreement Term Sheet

7(d)      Term Sheet for Certain Employee/Shareholder Arrangements

EXHIBITS

A    Company/LLC Purchase Agreement

                          STOCK SUBSCRIPTION AGREEMENT

          AGREEMENT, made this 17th day of June, 1996, by and among CM/J Acquisition, LLC, a Delaware limited liability company ("Purchaser"), and Core-Mark International, Inc., a Delaware corporation (hereinafter referred to as the "Company").
                              W I T N E S S E T H :
          WHEREAS, the Company is an independent wholesaler to the convenience retail industry in the western United States and western Canada and distributes, as part of its wholesale business, among other things, candy and snack products, other food products, non-food products, health and beauty care products and cigarettes and other tobacco products; and

          WHEREAS, Core-Mark L.L.C., a Delaware limited liability company ("LLC"), currently owns 100 shares of common stock, par value $0.01 per share, of the Company (the "LLC Shares"), which, as of the date hereof, represents all of the issued and outstanding capital stock of the Company; and

          WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, 38.70968 shares of the common stock, par value $.01 per share, of the Company (the "Purchaser Shares"), which Purchaser Shares will represent, upon consummation of the transactions contemplated by this Agreement and the Company/LLC Purchase Agreement (as hereinafter defined), 75% of the issued and outstanding capital stock of the Company, for the purchase price and upon the terms and conditions hereinafter set forth; and

          WHEREAS, immediately following the sale and purchase of the Purchaser Shares provided for herein, the Company, pursuant to the terms of the Stock Purchase Agreement, dated the date hereof, between LLC and the Company, a copy of which is attached as Exhibit A hereto (the "Company/LLC Purchase Agreement"), will purchase from LLC 87.09677 of the LLC Shares, and the 12.90323 shares not purchased from the LLC will represent, upon consummation of the transactions contemplated by this Agreement, 25% of the issued and outstanding capital stock of the Company and such retained shares will be immediately distributed by LLC and CMI Partnership to the individuals and in the amounts set forth in Schedule 3(b) hereto;

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "ADDITIONAL CONSIDERATION" has the meaning specified in Section 2(d) hereof.

          "AFFILIATED GROUP" means any group of corporations with respect to which a Consolidated Tax Return has been filed.

          "BALANCE SHEET" shall mean the audited Consolidated Balance Sheet of the Company and its Subsidiaries as at December 31, 1995.

          "BALANCE SHEET DATE" shall mean December 31, 1995.

          "BEST EFFORTS" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees (other than nominal fees) to any third party.

          "BUSINESS DAY" shall mean any weekday on which commercial banks in New York City are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

          "CLOSING" has the meaning specified in Section 10(a) of this Agreement.

          "CLOSING DATE" has the meaning specified in Section 10(a) of this Agreement.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMPANY/LLC PURCHASE AGREEMENT" has the meaning specified in the recitals of this Agreement.

          "COMPANY PLAN" has the meaning specified in Section 3(t)(i) of this Agreement.

          "COMPANY'S KNOWLEDGE" or "KNOWLEDGE OF THE COMPANY" shall mean the knowledge of a Management Employee.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain letter agreement, heretofore executed, between the Company and Purchaser with respect to, among other things, the treatment of confidential information regarding the Company.

          "CONSOLIDATED TAX RETURN" means any Tax Return that has been filed on a consolidated, combined or unitary basis.

          "ENCUMBRANCES" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement, conditional sale or other title retention agreement, right of first refusal other similar encumbrances; provided, however, that Encumbrances shall not include any Permitted Encumbrance.

          "ENVIRONMENTAL LAWS" shall mean any federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or health or safety.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ESCROW AGREEMENT" has the meaning set forth in Section 7(c) of this Agreement.

          "FINANCIAL STATEMENTS" shall mean (1) the audited Consolidated Balance Sheets of the Company and its Subsidiaries as at December 31, 1994 and 1995 and the audited Consolidated Statements of Income and Cash Flows of the Company and its Subsidiaries for the years ended December 31, 1995, 1994 and 1993, certified by KPMG Peat Marwick LLP, and (ii) the unaudited Consolidated Balance Sheet of the Company and its Subsidiaries as at

April 30, 1996 and the related unaudited Consolidated Statement of Income of the Company and its Subsidiaries for the four-month period then ended.

          "HART-SCOTT-RODINO ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HAZARDOUS MATERIALS" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. SECTION 609 ET. SEQ., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. SECTION 9601 ET. SEQ., as amended ("CERCLA" or "Superfund") and regulations promulgated thereunder, and any other substance or waste regulated under or defined by Environmental Laws.

          "LLC SHARES" has the meaning specified in the recitals of this Agreement.

          "MANAGEMENT EMPLOYEES" has the meaning specified in Section 3(b) of this Agreement.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries taken as a whole.

          "MATERIAL LEASE" OR "MATERIAL LEASES" has the meaning specified in
Section 3(j) of this Agreement.

          "MULTIEMPLOYER PLAN" has the meaning specified in Section 3(t)(i) of this Agreement.

          "PERMITTED ENCUMBRANCE" shall mean, (a) encumbrances imposed by any governmental authority for Taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principles; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principles; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon; and (f) all the exceptions to title reflected in Schedule 3(n).

          "PERSON" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity.

          "PURCHASER" has the meaning specified in the first paragraph of this Agreement.

          "PURCHASER SHARES" has the meaning specified in the recitals of this Agreement.

          "STOCKHOLDERS AGREEMENT" has the meaning specified in Section 7(e) of this Agreement.

          "SUBSIDIARY" shall mean each corporation, partnership, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting shares of which or other voting interests or equity interests in the case of a partnership are owned or controlled directly or indirectly by the Company.

          "TAX" OR "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

          "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          2. SALE OF SHARES; PURCHASE PRICE. (a) On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to issue, sell and deliver to Purchaser, and Purchaser hereby agrees to purchase from the Company, at the Closing, the Purchaser Shares.

          (b) The per share purchase price to be paid by Purchaser for the Purchaser Shares shall be $1,550,000, for a total purchase price of $60,000,000, which shall be payable in U.S. dollars in immediately available funds as hereinafter provided.

          (c) The Company hereby directs Purchaser to pay, on the Closing Date, by wire transfer in U.S. dollars in immediately available federal funds $60,000,000 to an account specified on or prior to the Closing Date by the Company.

          Immediately following the sale and purchase of the Purchaser Shares, the Company will transfer to an account designated by LLC $125,000,000, payable in U.S. dollars in immediately available funds, in payment of the purchase price for the 87.09677 LLC shares to be purchased by the Company pursuant to the Company/LLC Purchase Agreement.

          (d) On the Closing Date, the Company shall pay, by wire transfer in U.S. dollars in immediately available federal funds, $10,000,000 (the "Additional Consideration") to an account specified on or prior to the Closing Date to the escrow agent mutually selected by the Company and Purchaser to be held in accordance with the Escrow Agreement.

          3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser as follows:

          (a) ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. The Company is duly qualified to transact business as a foreign corporation under the laws of (i) each jurisdiction in which it owns real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, other than for failures to be so qualified that in the aggregate have no reasonable likelihood of having a Material Adverse Effect. The copies of the Company's Certificate of Incorporation and By-Laws (together with all amendments thereto) that have been previously delivered or made available to Purchaser are correct and complete and the transfer books are and the minute books of the Company will be on the Closing Date true and complete in all material respects.

          (b) CAPITALIZATION. The authorized capital stock of the Company consists of 3,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of the Company are owned, beneficially and of record, by LLC and have been validly issued and are fully paid and non-assessable and free of preemptive rights. Other than this Agreement, there is no existing option, warrant, call, commitment or other right or agreement of any kind which obligates the

Company to issue, transfer or sell, and there are no convertible securities of the Company outstanding which upon conversion would require, the issuance, transfer or sale, of any additional shares of capital stock of the Company or other securities convertible, exchangeable or exercisable into shares of capital stock or any debt or equity security of the Company of any kind. Upon the consummation of the transactions contemplated by this Agreement and the Company/LLC Purchase Agreement, including the liquidation of LLC and CMI Partnership, Purchaser and the management employees of the Company identified on Schedule 3(b) hereto (the "Management Employees") shall be the owners of 75% and 25%, respectively, of the total issued and outstanding capital stock of the Company and such stock shall be owned as among the Management Employees in the amounts set forth on Schedule 3(b).

          (c) SCHEDULED SUBSIDIARIES. The Company does not have any active Subsidiaries, except as listed on Schedule 3(c) hereto (the "Scheduled Subsidiaries"). The authorized and outstanding capital stock or equity interests of each Scheduled Subsidiary and record and beneficial owners thereof are as set forth on Schedule 3(c) hereto and, except as set forth on Schedule 3(c) hereto, there are no shares of capital stock or other equity securities of any Subsidiary outstanding. All of such outstanding capital stock or equity interests have been validly issued and are fully paid, non-assessable and free of preemptive rights and, except as set forth on Schedule 3(c), owned by the Company as indicated thereon, free and clear of any and all Encumbrances. There is no existing option, warrant, call, commitment or other agreement of any kind which obligates the Company or any Subsidiary to issue, transfer or sell, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance, transfer or sale of any additional shares of capital stock or equity interests of any Subsidiary or other securities convertible into shares of capital stock or any other debt or equity security of any kind of any Subsidiary. Each Scheduled Subsidiary is duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization. Each Scheduled Subsidiary is duly qualified to transact business as a foreign corporation under the laws of (i) each jurisdiction in which it owns real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, other than for failures to be so qualified that in the aggregate have no reasonable likelihood of having a Material Adverse Effect. Each Scheduled Subsidiary has all requisite corporate or partnership power and authority to own its properties and carry on its business as presently conducted. There have been delivered or made available to Purchaser complete and correct copies of the Certificate of Incorporation and By-Laws (together with all amendments thereto) or other organizational documents of non-corporate persons of each Scheduled Subsidiary and the transfer books and minute books thereof are true and complete in all material respects. Neither the Company nor any of the Subsidiaries is a member of or participant in any partnership, joint venture or similar person.

          (d) EXECUTION OF AGREEMENT. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to issue, sell and deliver the Purchaser Shares as provided herein, and such issuance, sale and delivery will convey to Purchaser good and valid title to the Purchaser Shares, free and clear of any and all Encumbrances. The execution and delivery of this Agreement and the consummation of the sale of the Purchaser Shares to Purchaser and purchase from LLC of 87.09677 of the LLC shares contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms.

          (e) FINANCIAL STATEMENTS. The Company has delivered to Purchaser copies of the Financial Statements. Each of the Financial Statements is in accordance with the books and records of the Company and its Subsidiaries as of the dates and for the periods therein indicated, has been prepared in conformity with generally accepted accounting principles consistently applied (except as heretofore otherwise disclosed in writing to Purchaser) and presents fairly the financial position, results of operations and (with respect to the audited statements only) cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, the absence of footnotes and their not having been prepared on a full "Last-In-First-Out" basis.

          (f) NO UNDISCLOSED LIABILITIES. As at the Balance Sheet Date, neither the Company nor any Subsidiary had any indebtedness or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) required to be shown on a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with generally accepted accounting principles that are not shown on the Balance Sheet or disclosed herein or in a schedule hereto or in any document referred to in a schedule hereto or in the Financial Statements (including the footnotes thereto), other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect. Since the Balance Sheet Date, neither the Company nor any Subsidiary has incurred any indebtedness or liability required to be shown on a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with generally accepted accounting principles, other than those incurred in the ordinary course of business and not in violation of this Agreement or disclosed herein or in a schedule hereto or in any document referred to in a schedule hereto or in the Financial Statements (including the footnotes thereto), and those that in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

          (g) NO MATERIAL ADVERSE CHANGE; NO DIVIDENDS. Since the Balance Sheet Date there has been no material adverse change in the business, operations, assets or financial condition of the Company and its Subsidiaries taken as a whole. No dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company nor have any such shares been repurchased or redeemed during the 12 months preceding the date hereof.

          (h) TAXES. (i) Except as set forth on Schedule 3(h) hereto, (A) all material Tax Returns required to be filed by or on behalf of the Company or the Subsidiaries or any Affiliated Group of which the Company or the Subsidiaries is or was a member have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed and are true, correct and complete in all material respects, (B) all amounts shown on such Tax Returns as due from the Company or the Subsidiaries either directly, as part of a Consolidated Tax Return, or otherwise, have been fully and timely paid and (C) no waivers of statutes of limitation or extension of time within which to file any franchise, income or other material Tax Return which has not yet been filed have been given or requested with respect to the Company or the Subsidiaries in connection with any such income, franchise or other material tax returns covering the Company or the Subsidiaries.

               (ii) Except as set forth on Schedule 3(h) hereto, all deficiencies asserted or assessments made as a result of examination by the Internal Revenue Service or any other taxing authority of the income Tax Returns of or covering the Company or any of the Subsidiaries have been fully paid, and there are no unpaid deficiencies asserted or assessments made in excess of $100,000 in the aggregate by any such taxing authority against the Company or any of the Subsidiaries.

               (iii) Except as set forth on Schedule 3(h) hereto, neither the Company nor any of the Subsidiaries, and no other person on their behalf, has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of the Subsidiaries.

               (iv) Except as set forth on Schedule 3(h) hereto, no property owned by the Company or any of the Subsidiaries (A) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is tax-exempt bond financed property within the meaning of
Section 168(g) of the Code.

               (v) Schedule 3(h) sets forth the status of all actual, pending, or to the knowledge of the Tax Director of the Company, threatened Federal, state, local and foreign Tax audits of the Tax Returns of the Company and the Subsidiaries other than those involving less than $100,000 in the aggregate, including the amounts of any deficiencies and additions to Tax (other than interest and penalties) indicated on any notice from any taxing authority, and the amounts of any payments made with respect thereto. No other audits or investigations are under way, pending or to the knowledge of the Tax Director of the Company or the Company threatened with respect to the Company's or any of the Subsidiaries' Tax Returns or Taxes not shown on a Tax Return.

               (vi) Except as set forth on Schedule 3(h), since 1984, neither the Company nor any of its Subsidiaries has been a member of or was acquired from any group of affiliated corporations that file consolidated returns for Federal income tax purposes other than in (a) a transaction in which the common parent of such affiliated group was acquired or (b) the affiliated group in which the Company was the common parent.

              (vii) Except as set forth on Schedule 3(h), neither the Company nor any Subsidiary has agreed to or is required to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

             (viii) Schedule 3(h) sets forth all material Federal, state, local and foreign Tax elections under the Code and other applicable provisions of law that are in effect with respect to the Company and the Subsidiaries for calendar year ended December 31, 1995.

               (ix) Neither the Company nor any of the Subsidiaries will have any liability on or after the Closing Date under any Tax sharing agreement to which they have been a party, and all such Tax sharing agreements in effect before the Closing Date shall terminate and be of no further force and effect as of the Closing Date.

               (x) There are no tax rulings or requests for rulings relating to the Company or any of the Subsidiaries which could affect its liability for Taxes for any period after the Closing.

               (xi) Except as set forth on Schedule 3(h), no power of attorney has been granted by the Company or any of the Subsidiaries with respect to any matter relating to Taxes which is currently in force.

          (i) PATENTS, TRADEMARKS AND COPYRIGHTS. Schedule 3(i) hereto contains a complete and correct list of each material patent, trademark, trade name, service mark and copyright owned or used by the Company or a Subsidiary and all pending applications therefor, and each license or other agreement relating thereto (the "Intellectual Property"). Except as set forth on Schedule 3(i) or 3(m) hereto, the Intellectual Property is owned by the party shown on such Schedule as owning the same, free and clear of all licenses and other Encumbrances. With respect to registered trademarks, Schedule 3(i) hereto sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all registrations and application numbers. There have been no claims asserted in writing, which are still pending, with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property. The Intellectual Property does not infringe on the intellectual property rights of any person and, to the knowledge of the Company, no third party is infringing upon or otherwise violating the intellectual property rights of the Company or any Subsidiary. The Company and the Subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property owned or used by the Company and any Subsidiary, except where failure to take such action in the aggregate would have no reasonable likelihood of having a Material Adverse Effect.

          (j) REAL PROPERTY; LEASES OF REAL PROPERTY. Neither the Company nor any of its Subsidiaries owns any real property. Schedule 3(j) hereto contains a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Company or any Subsidiary is a party (as tenant, occupier or possessor) (each such lease or agreement, a "Material Lease" and, collectively, the "Material Leases"). All of the Material Leases are in full force and effect.

Complete and correct copies of each Material Lease have been furnished or made available to Purchaser. Except as set forth in Schedule 3(j) hereto, neither the Company nor any of its Subsidiaries is in default beyond any applicable notice or grace period or has received written notice of default still outstanding on the date hereof under any such Material Lease, and to the Company's knowledge, on the date hereof, there exists no uncured default thereunder by any third party, other than, in either case, those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect. Except as disclosed on Schedule 3(j) hereto, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Company or its Subsidiary, as the case may be, to the use and possession of the real property specified in such Material Lease and for the purposes for which such real property is now being used by the Company or its Subsidiary, respectively.

          (k) GOVERNMENTAL PERMITS. The Company and its Subsidiaries have all necessary permits, licenses and governmental authorizations required for the ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses (collectively, "Permits"), except for those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

          (l) INSURANCE. Schedule 3(1) hereto contains a complete and correct list in all material respects of all policies of insurance of any kind or nature covering the Company or its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect. Complete and correct copies of each such policy have been furnished or made available to Purchaser.

          (m) MATERIAL CONTRACTS. Except as listed in Schedule 3(m) hereto or any other Schedule hereto, neither the Company nor any Subsidiary is a party to any (i) material contract not made in the ordinary course of business or, to the knowledge of the Company, any other contract not made in the ordinary course of business; (ii) contract for the employment of any officer or employee; (iii) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable within a period of one year from the date hereof or, except for purchase orders executed in the ordinary course of business, involving annual payments in excess of $1 million (in the case of merchandise contracts) and $250,000 (in the case of all other such contracts) or in excess of normal operating requirements; (iv) agreement for the sale or lease of any of its assets other than in the ordinary course of business; (v) contract or commitment for capital expenditures in excess of $250,000; (vi) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any of its real or personal property; (vii) lease of machinery or equipment involving annual payments in excess of $1,000,000; (viii) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (ix) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; or (x) municipal or other governmental franchise agreements; (xi) agreement or contract with any shareholder, officer, director, employee, member, consultant or agent of LLC, the Company or any Subsidiary (other than employment agreements covered by clause (ii) above); (xii) lease or similar agreement under which the Company or any Subsidiary is a lessor or sublessor of, or makes available for use by any third party, any real property leased by the Company or any Subsidiary or any portion of premises otherwise occupied by the Company or any Subsidiary; or (xiii) any tax sharing agreement. Complete and correct copies of each agreement set forth in Schedule 3(m) hereto have been furnished or made available to Purchaser. Except as set forth in Schedule 3(m) hereto, the Company and the Subsidiaries have performed all of the obligations required to be performed by them to date and are not in default under any of the agreements, leases, contracts or other documents to which they are a party listed on Schedule 3(m) hereto, other than for those failures to perform and defaults which in the aggregate have no reasonable likelihood of having a Material Adverse Effect. Except as set forth in Schedule 3(m) hereto, to the Company's knowledge, no party with whom the Company or any of the Subsidiaries has such a scheduled agreement is in default thereunder, other than those defaults which in the aggregate have no reasonable likelihood of having a Material Adverse Effect. Except as disclosed herein or in Schedule 3(m) hereto, neither the Company nor any of the Subsidiaries is a party to any non-compete or similar agreement. Except as disclosed on Schedule 3(m) hereto, no consent is required of any party with whom the Company or any of its Subsidiaries has an agreement required to be listed on a schedule hereto to consummate the transactions contemplated hereby and, upon consummation of the transactions contemplated hereby, each scheduled agreement will continue to entitle the Company and the Subsidiaries to the rights and benefits specified in such agreements.

          (n) TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. The Company and the Subsidiaries have good and valid title to all of their respective assets shown as owned on the Balance Sheet (except for assets disposed of in the ordinary course of business since the Balance Sheet Date or as set forth in
Schedule 3(n) hereto), free and clear of any and all Encumbrances, except as set forth in Schedule 3(n) hereto.

          (o) NO RESTRICTION. Except as set forth in Schedules 3(j), 3(m) or 3(o) hereto, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which the Company or any of the Subsidiaries is a party, or constitute a default thereunder, or result in the creation of any Encumbrance upon any of their respective assets, except for such conflicts, breaches, rights of termination or acceleration, defaults and Encumbrances that in the aggregate have no reasonable likelihood of having a Material Adverse Effect, nor will it violate any of the provisions of their respective Certificates of Incorporation or By-Laws or, as to non-corporate Subsidiaries, organizational documents, or violate any judgment, order or decree by which any of them are bound or, except for violations that in the aggregate have no reasonable likelihood of having a Material Adverse Effect, any statute, law, rule or regulation applicable to any of them.

          (p) LITIGATION. Except as disclosed in Schedule 3(p) hereto, there is no action, suit or proceeding pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Except as disclosed in
Schedule 3(p) hereto, there is no action, suit or proceeding pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

          (q) GOVERNMENTAL CONSENTS. Except with respect to local governmental permits or licenses and the applicable requirements of the Hart-Scott-Rodino Act, no consent, approval or authorization of, or filing with, any governmental authority on the part of the Company or any Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

          (r) ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3(r) hereto, (i) the operations of the Company and the Subsidiaries are in compliance with applicable Environmental Laws, except for such noncompliances that in the aggregate have no reasonable likelihood of having a Material Adverse Effect,
(ii) neither the Company nor any of the Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any

Environmental Law, (iii) neither the Company nor any of the Subsidiaries has received any written notice from any governmental authority that it is a potentially responsible party at any State or Federal Superfund site and
(iv) neither the Company nor any of the Subsidiaries has disposed of or released Hazardous Materials, or generated or transported Hazardous Materials which are or have been disposed of or released, on, in or at any real property in any quantity which hereafter will require investigation or remediation pursuant to Environmental Laws for which the Company or any of the Subsidiaries will be liable having any reasonable likelihood of having a Material Adverse Effect.

          (s) COLLECTIVE BARGAINING AGREEMENTS AND LABOR.(i) Except as set forth in Schedule 3(s) hereto, none of the Company or any of the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or the Subsidiary.

             (ii) Except as set forth in Schedule 3(s) hereto, there are no pending or, to the Company's knowledge, threatened strikes, work stoppages, slowdowns, lockouts or other material labor disputes against the Company or any of the Subsidiaries which in the aggregate have any reasonable likelihood of having a Material Adverse Effect.

             (iii) Except as set forth in Schedule 3(s) hereto, the Company and the Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of employee withholding and/or social security Taxes and any similar Tax, except for such non-compliance as in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

             (iv) There is no unfair labor practice charge or complaint against the Company or any Subsidiary pending, or to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local governmental agency, and there are no pending or, to the knowledge of the Company, threatened, union grievances against the Company or any Subsidiary except for all such cases those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

          (t) ERISA. (i) Schedule 3(t) hereto sets forth all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material plans maintained by the Company, any of the Subsidiaries or any Commonly Controlled Entity (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) or to which the Company, any of the Subsidiaries or any Commonly Controlled Entity contributes or is obligated to contribute for current or former employees of the Company, such Subsidiary or such Commonly Controlled Entity (the "Company Plans"). Schedule 3(t) hereto separately identifies each Company Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan").

             (ii) True, correct and complete copies of the following documents (where applicable), with respect to each of the Company Plans (other than the Multiemployer Plans), have been made available or delivered to Purchaser by the Company or the
Subsidiaries: (a) plans and related trust documents, including amendments thereto; (b) summary plan descriptions; (c) the most recent annual reports, Form 5500s; (d) the most recent annual and periodic accounting of plan assets; (e) the most recent determination letter received from the Internal Revenue Service; and (f) the most recent actuarial valuation.

             (iii) With respect to each Company Plan other than the Multiemployer Plan: (a) if intended to qualify under Code section 401(a) or 403(a), such Company Plan so qualifies, and its related trust is exempt from taxation under Code section 501(a); (b) such Company Plan has been administered in accordance with its terms and applicable law in all material respects; (c) no event has occurred and there exists no circumstance under which the Company could directly, or indirectly through a Commonly Controlled Entity, incur any material liability under ERISA, the Code or otherwise (other than routine claims for benefits); and (d) there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to any Company Plan or against the assets of any Company Plan.

             (iv) With respect to each Company Plan other than a Multiemployer Plan, no "prohibited transaction" (as defined in ERISA section 406 or in Code section 4975) nor "reportable event" (as defined in ERISA section 4043) has occurred which has any reasonable likelihood of causing any material liability to the Company.

             (v) With respect to each Company Plan, all contributions and premiums have been made on a timely basis and all required contributions that have not been made have been properly recorded on the books of the Company or a Commonly Controlled Entity in accordance with GAAP.

             (vi) Except as set forth in Schedule 3(t) hereto, with respect to each Company Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA: (a) as of the most recent actuarial valuation, the present value of all benefit liabilities (as defined in ERISA section 4001(a)(16)) will not exceed the then current fair market value of the assets of such plan (determined by using the actuarial assumptions used for the most recent actuarial valuation) and (b) the Company has not incurred or is expected to incur directly, or indirectly through a Commonly Controlled Entity, any liability arising from a plan termination or a plan withdrawal.

             (vii) Except as set forth in Schedule 3(t) hereto, with respect to each Company Plan that is a "welfare plan" (as defined in ERISA section 3(1)):
(a) no such plan provides medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment (other than coverage mandated by law) and (b) the Company and each Commonly Controlled entity are in good faith compliance with the requirements of Code section 4980B.

             (viii) The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, or accelerate the time of payment, vesting or increase the amount of compensation due to any individual, or result in the payment of an amount subject to the requirements of Section 280G of the Code.

               (ix) To the knowledge of the Company, there would be no withdrawal liability under Section 4219 of ERISA as a result of a complete or partial withdrawal from any of the Multiemployer Plans listed in Schedule 3(t) hereto.

          (u) ABSENCE OF CHANGES OR EVENTS. Since the Balance Sheet Date, there has not been (i) any payment of or commitment to pay by or on behalf of the Company or any of the Subsidiaries any severance or termination payment to any officer, director, employee, consultant, agent or other representative of the Company or any of the Subsidiaries other than in the ordinary course of business or (ii) except as described on Schedule 3(u) hereto, a grant or any agreement to make a grant of any general increase in the compensation of its officers or employees or any increase in the compensation payable or to become payable to any Management Employee and, except in the ordinary course of business, any other employee. Since the Balance Sheet Date, the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course.

          (v) COMPLIANCE WITH LAWS. The Company and the Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental entity (whether domestic or foreign) and all Permits, except for such noncompliances which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

          (w) TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 3(w) hereto or any other Schedule to this Agreement, there are no agreements, contracts or other arrangements between the Company or any Subsidiary, on the one hand, and LLC or any of its affiliates (including, without limitation, any member of LLC) on the other hand, and neither the Company nor any Subsidiary will have any liability under any of such items after the Closing Date.

          4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows:

          (a) ORGANIZATION AND GOOD STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the requisite power and authority to own its properties and carry on its business as it is now being conducted.

          (b) EXECUTION AND EFFECT OF AGREEMENT. Purchaser has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser.
This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

          (c) NO RESTRICTION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any terms of any agreement to which Purchaser is a party, except for such conflicts and breaches that in the aggregate have no reasonable likelihood of having a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement or a Material Adverse Effect, nor will it violate any of the provisions of Purchaser's organizational documents.

          (d) LITIGATION. There is no action, suit, proceeding or formal governmental inquiry or investigation pending or, to Purchaser's knowledge, threatened against Purchaser or any of its affiliates which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby.

          (e) GOVERNMENTAL CONSENTS. Except in connection with the applicable requirements under the Hart-Scott-Rodino Act, no consent, approval or authorization of, or filing with, any governmental authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

          (f) INVESTMENT REPRESENTATION. Purchaser possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Purchaser Shares. Purchaser is acquiring the Purchaser Shares for its own account, for investment purposes only and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act. Purchaser acknowledges that the Purchaser Shares are not registered under the Securities Act, any applicable state securities laws or any applicable foreign securities laws, and that the Purchaser Shares may not be transferred or sold except pursuant to the registration provisions of or applicable exemptions from such laws.

          (g) ACCESS. Purchaser acknowledges and agrees that Purchaser and its representatives have had access to such of the records and documents and properties of the Company and its Subsidiaries as Purchaser and its representatives shall have requested to see and/or review; that Purchaser and its representatives have had an opportunity to meet with appropriate management and employees of the Company to discuss the business and assets of the Company, it being understood that nothing in this Section 4(g) is intended to diminish or otherwise impair the ability of Purchaser to rely on and enforce its rights with respect to the breach by the Company of any of the representations, warranties or covenants made by it herein.

          (h) FINANCING. Purchaser has, or has access to, sufficient funds and financing to consummate the transactions contemplated hereby (subject to the conditions specified in the Commitment Letter referred to below). Purchaser has delivered to the Company a true and complete copy of a Commitment Letter executed by Chemical Bank and

Chase Securities, Inc. relating to, among other matters, the financing of such transactions (the "Commitment Letter").

          5. COVENANTS OF THE COMPANY. The Company hereby covenants and agrees that:

          (a) ACCESS TO DOCUMENTS; OPPORTUNITY TO ASK QUESTIONS. From and after the date hereof and until the Closing Date, the Company and its Subsidiaries shall make available for inspection by Purchaser, the financial institution referred to in Section 4(h) hereof, and their representatives, upon reasonable advance notice and during normal business hours, the Company's and its Subsidiaries' corporate or comparable records, books of account, contracts and all other documents reasonably requested by Purchaser, as well as physical access to the properties owned, leased or operated by the Company and its Subsidiaries, including access for the purposes of taking soil, air, surfacewater and groundwater samples, in order to permit Purchaser, such financial institution and such representatives to make reasonable inspection and examination of the business and affairs of the Company and the Subsidiaries. Company shall make available upon reasonable advance notice managerial employees, counsel and regular independent certified public accountants of the Company and its Subsidiaries to answer questions of Purchaser, such financial institution and their respective representatives concerning the business and affairs of the Company and its Subsidiaries and shall further cause them to make available all relevant books and records in connection with such inspection and examination.

          (b) CONDUCT OF BUSINESS. From and after the date hereof and until the Closing Date, the Company and its Subsidiaries shall conduct their business only in the ordinary course, consistent with the present conduct of their business and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers, suppliers, employees and others with whom the Company or any Subsidiary deals. During such period of time, except upon the prior written consent of Purchaser, the Company shall not permit the Company or its Subsidiaries to (a) amend its Certificate of Incorporation or By-Laws or comparable organizational documents, (b) issue any additional shares of capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock or other corporate securities, (c) declare or pay any dividends or declare or make any other distribution in cash or property on its capital stock or other equity interests, (d) repurchase or redeem any shares of its stock or other equity interests (except on the Closing Date pursuant to the terms of the Company/LLC Purchase Agreement), (e) voluntarily incur any obligation or liability, except current obligations and except liabilities incurred in the ordinary course of business, (f) enter into any employment agreement or become liable for any bonus, profit-sharing or incentive payment to any of its officers or directors, except pursuant to presently existing plans, arrangements or agreements disclosed herein or in a schedule hereto or in the ordinary course of business, (g) mortgage, pledge, or otherwise encumber any part of its assets, tangible or intangible, except for Permitted Encumbrances, (h) sell, transfer or acquire any properties or assets, tangible or intangible, other than in the ordinary course of business and, except as set forth in Schedule 3(n) hereto, (i) make any material changes in its customary method of operations, including marketing and pricing policies, collection of receivables, purchasing or payment of payables and maintenance of business premises, fixtures, furniture and equipment, (j) modify, amend or cancel any of its existing Material Leases or enter into any contracts, agreements, leases or understandings, other than in the ordinary course of business, (k) enter into any collective bargaining agreement, (l) merge or consolidate with any corporation or other person, acquire control or (except in the ordinary course of business or for transactions involving the acquisition of assets from another distributor for not more than $3,000,000 in the aggregate), acquire the assets of, or acquire any capital stock or other securities of, any other corporation or business entity, (m) modify the Company/LLC Purchase Agreement, (n) take any other action that would cause any of the representations and warranties made by the Company in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, (o) make or incur capital expenditures not currently budgeted which in the aggregate are in excess of $300,000, (p) enter into any lease of real property or any renewals of existing leases, except with respect to the renewal of the lease of the Company's corporate headquarters on terms previously disclosed to Purchaser,
(q) make any material federal, state, local or foreign Tax elections under the Code or other applicable provision of law that are in effect with respect to the Company and the Subsidiaries, except to the extent consistent with past practices, or (r) agree, whether in writing or otherwise, to do any of the foregoing.

          (c) TAXES. From and after the date hereof and until the Closing Date, all Tax Returns required to be filed by or with respect to the Company or any of the Subsidiaries shall be prepared in a manner consistent with prior years, timely filed and shall be true, correct and complete in all material respects and the Company or any of the Subsidiaries, as the case may be, shall use its reasonable efforts to deliver drafts of any Federal income or material franchise tax returns to the Purchaser for its review no later than 10 business days prior to the date, including extensions, on which such federal income and franchise tax returns are required to be filed and shall make any changes to such federal income and franchise tax returns as Purchaser may reasonably request.

          (d) CONSENTS; CONDITIONS PRECEDENT. From and after the date hereof and until the Closing Date, the Company shall use its Best Efforts to obtain the consents of those parties indicated on Schedules 3(j), 3(m) and 3(o) in connection with the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

          (e) HART-SCOTT-RODINO FILINGS. The Company shall make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Act, and shall cooperate with Purchaser in connection with such filings.

          (f) COMPANY/LLC PURCHASE AGREEMENT. The Company shall cause the transactions contemplated by the Company/LLC Purchase Agreement to be consummated immediately following the Closing hereunder.

          (g) DELIVERY OF FINANCIAL STATEMENTS. From the date hereof and until the Closing Date, the Company shall deliver to Purchaser copies of the monthly unaudited consolidated financial statements of the Company and the Subsidiaries, which monthly statements shall be prepared on the same basis as the unaudited statements included in the Financial Statements, promptly following the time that such monthly statements become available.

          (h) NOTIFICATION OF CERTAIN MATTERS. From the date hereof and until the Closing Date, the Company shall give prompt notice to Purchaser of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of the Subsidiaries after the date of this Agreement under any agreement that is required to be listed in a Schedule to this Agreement; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any governmental entity or any customer material to the business of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement; (iv) any event or circumstance that becomes known to the Company after the date hereof that has a reasonable likelihood of having a Material Adverse Effect; and (v) any claim, action, proceeding or investigation commenced or, to the Company's knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets which, if pending on the date of this Agreement, would have been required to have been disclosed to Purchaser.

          (i) NO INCONSISTENT ACTIVITIES. From the date hereof and until the Closing Date, (i) the Company will not, and will direct its officers, directors and other representatives not to, directly or indirectly, solicit, encourage, or participate in any way in discussions or negotiations with, or provide any information or assistance to any third party concerning the acquisition of shares of capital stock of the Company or a substantial portion of the total assets of the Company and the Subsidiaries on a consolidated basis (whether by merger, purchase of assets or otherwise), (ii) the Company will promptly communicate to Purchaser the terms of any proposal or contact it may receive in respect of any such transaction and (iii) the Company shall not release any third party from any confidentiality or standstill agreement to which the Company is a party without Purchaser's consent.

          6. COVENANTS OF PURCHASER. Purchaser hereby covenants and agrees that:

          (a) REPRESENTATIONS AND WARRANTIES. From and after the date hereof and until the Closing Date, Purchaser will not take any action that would cause any of the representations and warranties made by it in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          (b) CONSENTS; CONDITIONS PRECEDENT. From and after the date hereof and until the Closing Date, Purchaser shall use its Best Efforts to obtain any consents required in connection with the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

          (c) HART-SCOTT-RODINO FILINGS. Purchaser shall make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Act, and it shall cooperate with the Company in connection with such filings.

          7. CONDITIONS PRECEDENT TO THE COMPANY'S AND THE PURCHASER'S OBLIGATIONS. The respective obligations of the Company and the Purchaser to consummate the sale and purchase of the Purchaser Shares on the Closing Date is, at the respective option of the Company or the Purchaser, subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) The waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (b) There shall not be in effect an order of a governmental body of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby or by the Company/LLC Purchase Agreement.

          (c) The Company, Purchaser and an escrow agent mutually chosen by the Company and Purchaser shall have executed and delivered an escrow agreement having customary terms and such other terms set forth on Schedule 7(c) hereto (the "Escrow Agreement").

          (d) Each Management Employee shall have executed and delivered an agreement with the Company with respect to severance arrangements and non-competition in form reasonably acceptable to Purchaser having the principal terms set forth on Schedule 7(d) hereto.

          (e) The Management Employees, the Company and Purchaser shall have executed and delivered a stockholders agreement having the principal terms set forth on Schedule 7(d) hereto (the "Stockholders Agreement").

          (f) The Board of Directors of the Company shall have been reconstituted to consist of the people listed on Schedule 7(d) hereto.

          (g) The Company shall have adopted a stock option plan for the benefit of certain employees of the Company reasonably acceptable to Purchaser and having the principal terms set forth in Schedule 7(d) hereto.

          8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the purchase of the Purchaser Shares on the Closing Date is, at the option of Purchaser, also subject to the satisfaction of the following conditions:

          (a) Each of the representations and warranties of the Company contained in Section 3 hereof that does not have a materiality qualification shall be true and correct in all material respects as of the Closing Date and each of the other representations and warranties of the Company contained in
Section 3 hereof shall be true and correct as of the Closing Date, in each case with the same force and effect as though the same had been made on and as of the Closing Date.

          (b) The Company shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by the Company between the date hereof and the Closing Date.

          (c) Purchaser shall have received an opinion of Weil, Gotshal & Manges LLP, counsel for the Company, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser and its counsel covering such matters as
are customary for   transactions of the type contemplated by this Agreement.
Such opinion also shall be addressed to the Purchaser's financing source.

          (d) Purchaser shall have received certificates to the effect set forth in subsections (a) and (b) above, dated the Closing Date, signed by a duly authorized officer of the Company.

          (e) The consents of all persons who are parties to the agreements with the Company, or its Subsidiaries identified on Schedules 3(j), 3(m) or 3(o) with an asterisk (*) shall have been obtained, and signed copies thereof shall have been delivered to Purchaser.

          (f) All employment and severance agreements in effect on the date hereof between the Management Employees and the Company shall have been terminated.

          (g) The $635,000 loan by the Company to CMI Partnership shall have been paid in full.

          (h) All conditions to the availability of the financing contemplated by the Commitment Letter shall have been met and such financing shall be available; PROVIDED that Purchaser may rely on this condition only if it has used all reasonable and diligent efforts to obtain such financing upon the terms set forth in the Commitment Letter.

          (i) There shall not have occurred any material adverse change in the prospects of the Company since the date hereof.

          9. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION. The obligation of the Company to consummate the issuance, sale and assignment to Purchaser of the Purchaser Shares is, at the option of the Company, also subject to the satisfaction of the following conditions:

          (a) Each of the representations and warranties of Purchaser contained in Section 4 hereof shall be true and correct as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

          (b) Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Purchaser between the date hereof and the Closing Date.

          (c) The Company shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel covering such matters as are customary for transactions of the type contemplated by this Agreement.

          (d) The Company shall have received certificates to the effect set forth in subsections (a) and (b) above, dated the Closing Date, signed by a duly authorized officer of Purchaser.

          10. CLOSING DATE; CLOSING. (a) The closing hereunder (herein called the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, N.Y. 10153 at 10:00 A.M. on the date that is three
(3) Business Days after each of the conditions precedent to the Closing shall have been satisfied or waived, but not later than August 15, 1996, unless otherwise mutually agreed to in writing by Purchaser and the Company. The date of the Closing is referred to in this Agreement as the "Closing Date".

          (b) All proceedings to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

          (c) At the Closing, the Company shall deliver, or shall cause to be delivered, to Purchaser the following:

                (i) Certificates representing the Purchaser Shares duly registered on the books of the Company in the name of Purchaser.

               (ii) An opinion of counsel for the Company, dated the Closing Date, as required by Section 8(c) hereof.

              (iii) The certificate signed by the Company as referred to in
Section 8(d) hereof.

               (iv) An incumbency certificate setting forth the names of officers of the Company who are authorized to execute this Agreement and all documents executed by the Company pursuant hereto, together with their respective signatures, signed by a duly authorized officer of the Company.

                (v) An executed counterpart to each of the Escrow Agreement, each of the agreements and the Stockholders Agreement referred to in Sections 7(c), 7(d) and 7(e) hereof, respectively.

               (vi) Director resignations as required to comply with Section 7(f) hereof.

          (d) At the Closing, Purchaser shall deliver to the Company the following:

                (i) The wire transfers of funds provided in Section 2 hereof.

               (ii) An opinion of counsel for Purchaser, dated the Closing Date, setting forth the matters required pursuant to Section 9(c) hereof.

              (iii) The certificate signed by a duly authorized officer of Purchaser referred to in Section 9(d) hereof.

               (iv) An incumbency certificate setting forth the names of officers of Purchaser who are authorized to execute this Agreement and all documents executed by Purchaser pursuant hereto, together with their respective signatures, signed by a duly authorized officer of Purchaser.

                (v) An executed counterpart to each of the Escrow Agreement and the Stockholders Agreement referred to in Sections 7(c) and 7(e), respectively.

          11. NO BROKERS. The Company represents to Purchaser, and Purchaser represents to the Company, that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, other than, with respect to the Company, Lazard Freres & Co. LLC. As set forth in the Company/LLC Purchase Agreement, LLC will indemnify and hold Purchaser harmless from and against any and all liability to which Purchaser may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of LLC or the Company.

Purchaser agrees to indemnify and hold the Company and LLC harmless from and against any and all liability to which the Company and LLC may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Purchaser.

          12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree that the representations and warranties set forth in this Agreement shall survive for a period ending three years after the filing of the Company's federal income tax return for fiscal 1995 and thereafter shall expire. The sole remedy for any breach of any representation or warranty set forth in this Agreement shall be as set forth in Section 13 hereof.

          13.  INDEMNIFICATION AND LIMITATION OF LIABILITY.

          (a) The Company agrees to indemnify and hold Purchaser, its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents and representatives in their capacities as such (collectively, "Purchaser Indemnitees") harmless from and against any and all liabilities, obligations, damages, deficiencies and expenses (including, without limitation, expenses associated with contesting any proposed adjustment relating to Taxes, and fees and disbursements of counsel incurred by any Purchaser Indemnitee in any action or proceeding between the Company and such Purchaser Indemnitee in which such Purchaser Indemnitee prevails pursuant to a final non-appealable judgment or between such Purchaser Indemnitee and any third party or otherwise) directly incurred by any of the Purchaser Indemnitees (including, without limitation, by reason of a diminishment of value of the Purchaser's interest in the Company; for example, and without giving effect to Section 13(d), if the Company suffered a $100,000 loss, the Purchaser would be entitled to an indemnification payment of $75,000) resulting from (i) any misrepresentation or breach of warranty set forth in this Agreement on the part of the Company, it being agreed by the Company that for purposes of this Section 13 only, the materiality exceptions set forth in the Company's representations and warranties shall be given no effect and (ii) any liability for Taxes incurred by Purchaser or its affiliates pursuant to Treasury Regulation SECTION 1.1502-6(a) or comparable provision of State, local or foreign law.

          (b) Purchaser agrees to indemnify and hold the Company, its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents and representatives in their capacities as such (collectively, the "Company Indemnitees") harmless from and against any and all liabilities, obligations, damages, deficiencies and expenses (including, without limitation, fees and disbursements of counsel incurred by a Company Indemnitee in any action or proceeding between Purchaser and such Company Indemnitee in which such Company Indemnitee prevails pursuant to a final non-appealable judgment or between such Company Indemnitee and any third party or otherwise) directly incurred by the Company Indemnitees resulting from any misrepresentation or breach of warranty set forth in this Agreement on the part of Purchaser, it being agreed by Purchaser that for purposes of this Section 13 only, the materiality exceptions set forth in Purchaser's representations and warranties shall be given no effect.

          (c) The indemnification by the Company set forth in subsection (a) above and any and all liabilities and obligations of and causes of action against the Company, and any recovery in respect thereof, arising out of or relating to this Agreement and the transactions contemplated hereby (i) shall be effective only if, and to the extent that, the aggregate of such losses, liabilities, damages, deficiencies or expenses (including reasonable attorneys' fees) indemnified against shall exceed $350,000, in which event such indemnification shall be effective with respect to all such losses, liabilities or damages in excess of such amount, and shall be limited to an aggregate payment of no more than $10,000,000 as provided in subsection (g) below.

          (d) If any legal proceedings shall be instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by an indemnified party from an indemnifying party pursuant to the provisions of this Section 13, regardless in the case of the Company of the $350,000 minimum referred to in subsection (c) above, the indemnified party promptly shall cause written notice of the assertion of any claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party, and the indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice (which counsel shall be reasonably acceptable to the indemnified parties) and to defend against, negotiate, settle or otherwise deal with any third-party proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand, and an indemnified party may elect to participate in the defense, negotiation or settlement thereof with counsel of its choice at its expense. An indemnifying party shall not settle any proceeding, claim or demand for which indemnification is available hereunder without the indemnified party's prior written consent; PROVIDED, HOWEVER, if such consent is withheld with respect to a settlement which involves (i) only the payment of cash, (ii) provides a complete release to all indemnified parties and (iii) does not exceed the amount in the escrow held pursuant to the Escrow Agreement, then the indemnifying party shall not be required to indemnify the indemnified party hereunder for any expense or costs to settle the matter in excess of cost of the settlement rejected by the indemnified party. Purchaser hereby acknowledges and agrees that the defense or settlement of any third party claim for which Purchaser seeks indemnification from the Company hereunder pursuant to the terms of this Section 13(d) shall be exclusively controlled on behalf of the Company by the Management Employees.

          Notwithstanding anything contained herein to the contrary, the indemnities provided for in this Section 13 shall exist with respect to any loss, liability, damage or deficiency whether or not the actual amount thereof shall have been ascertained prior to the conclusion of the three-year period referred to in Section 12 hereof, as long as written notice of the matter as to which indemnification has been asserted shall have been given to the

Company by Purchaser, or to Purchaser by the Company, as the case may be, prior to the conclusion of such three-year period.

          (e) Any indemnity payments otherwise due and payable hereunder shall be decreased to the extent of any reduction of tax liability that is actually realized by the indemnified party upon payment of an indemnifiable loss net of all insurance proceeds and other recoveries actually received by the indemnified party in respect of the indemnified matter.

          (f) Any payments under this Section 13 shall be treated by the parties hereto for federal, state, local and foreign income tax purposes either as a non-taxable reimbursement or capital contribution or as a purchase price adjustment, as the case may be, except to the extent that another treatment is required by law.

          (g) Each of the parties agree that any amounts payable by the Company to Purchaser pursuant to this Section 13 shall be paid solely from the funds held in escrow pursuant to the Escrow Agreement and that Purchaser shall not have any recourse for any such amounts against the Company, its directors, officers, employees, direct or indirect stockholders or control persons.

          14. SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the parties hereto agree that the rights and obligations of the parties under this Agreement, including, without limitation, their respective rights and obligations to issue and to purchase the Purchaser

Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          15. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

               (a) At any time on or prior to the Closing Date, by the mutual consent in writing of Purchaser and the Company; or

               (b) By either Purchaser or the Company if the Closing shall not have occurred on or before August 15, 1996 (or such later date as may be agreed upon in writing by the parties hereto).

               (c) By either the Company or Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or by the Company/LLC Purchase Agreement; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

          In the event that this Agreement shall be terminated pursuant to this
Section 15, all further obligations of the parties under this Agreement (other than Sections 17 and 23) shall terminate without further liability of either party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

          16. FURTHER ASSURANCES. The parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          17. CONFIDENTIALITY; PRESS RELEASES. (a) As more specifically set forth in the Confidentiality Agreement, prior to the Closing, Purchaser agrees to keep proprietary information regarding the Company and its Subsidiaries confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Purchaser's directors, officers, employees, representatives, advisors, and agents (including financing sources) who are or may be involved with the transactions contemplated by this Agreement,(ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Company or Purchaser, and
(iii) the extent disclosure is required by law, regulation or judicial order by any governmental authority.

          (b) The Company agrees to keep proprietary information regarding Purchaser confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Company's directors, officers, employees, representatives and agents who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Company or Purchaser, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

          (c) Prior to any disclosure required by law, regulation or judicial order, Purchaser or the Company, as the case may be, shall advise the other of such requirement so that it may seek a protective order.

          (d) Prior to Closing or thereafter, neither Purchaser nor the Company shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other party or, if required by law, without prior consultation with the other party.

          18. NOTICES. Any notice or other communication hereunder may be given to a party at its address set forth below or to such other address as such party shall have given notice of pursuant hereto. Any notice shall be in writing and or sent by registered or certified mail, postage prepaid, return receipt requested, by facsimile, by personal delivery or reputable overnight courier. Notices shall be deemed to have been given (i) in case of personal delivery, when receipt has been confirmed, (ii) in the case of delivery to a reputable overnight courier, on the next day, (iii) in the case of mail, on the third Business Day following deposit in the mails and (iv) in the case of facsimile, when telecopied with confirmation of transmission.

          In the case of Purchaser:

               c/o Jupiter Partners L.P.
               30 Rockefeller Plaza
               Suite 4525
               New York, New York  10112
               Attention:  John A. Sprague
               Telecopy:  212-332-2820

          With a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York  10019-6064
               Attention:  Richard S. Borisoff, Esq.
               Telecopy:   212-373-2523

          In the case of the Company:

               Core-Mark International, Inc.
               395 Oyster Point Blvd., Suite 415
               South San Francisco,  CA  94060
               Attention:  Leo F. Korman
               Telecopy:   415-952-4284

          With copies to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attention:   Ronald F. Daitz, Esq.
               Telecopy:    212-310-8007

          19. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

          20. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto.

          21. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          22. APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the law of the State of New York.

          23. EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. Notwithstanding the foregoing, (i) all transaction-related fees and expenses incurred by the Company and/or LLC, including, without limitation, the fees and expenses for services by Weil, Gotshal & Manges LLP, Keesal, Young & Logan, Lazard Freres & Co. and the Company's accountants, and any other advisor of LLC or the Company shall be borne by LLC and not by the Company or the Purchaser and, simultaneously with the Closing, LLC will reimburse the Company for any of such fees and expenses paid by the Company and (ii) if the Closing does not occur notwithstanding that Purchaser has used all reasonable and diligent efforts to consummate the transactions contemplated by this Agreement and is not in breach of its obligations in this Agreement, all transaction-related fees and expenses incurred by Purchaser (including, without limitation, all commitment and other fees payable in connection with the financing of the purchase price hereunder, all legal fees and expenses, and all fees and expenses payable to Jupiter Advisor Inc.) up to a maximum amount of $1,000,000 shall be reimbursed to Purchaser by the Company.

          24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          25.  NO THIRD PARTY BENEFICIARIES.  Except as expressly provided in
Section 13 hereof, no provision of this Agreement is for the benefit of or shall confer any rights upon any person who is not a party to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                         CM/J ACQUISITION, LLC



                         By:
                             /s/ John A. Sprague
                             ------------------------------
                              Name:  John A. Sprague
                              Title: Authorized Signatory


                         CORE-MARK INTERNATIONAL, INC.



                         By:
                             /s/ Gary L. Walsh
                             ------------------------------
                              Name:  Gary L. Walsh
                              Title: Chairman And Chief Executive Officer

                                    GUARANTY


          The undersigned, Jupiter Partners, L.P., hereby unconditionally guarantees the due and punctual payment and performance of all obligations of CM/J Acquisition, LLC under the foregoing Agreement. The liabilities of Jupiter Partners, L.P. under this Guaranty shall in no event exceed $60,000,000.

                                        JUPITER PARTNERS, L.P.
                                        By:  Ganymede, L.P., its General
                                             Partner
                                        By:  Europa, L.P., its General Partner


                                        By:
                                           /s/ John A. Sprague
                                           -------------------------------------
                                                      General Partner

          AMENDMENT NO. 1, dated as of August 6, 1996, between CM/J Acquisition, LLC, a Delaware limited liability company ("Purchaser"), and Core-Mark International, Inc., a Delaware corporation (the "Company").

          The Purchaser and the Company are parties to the Stock Subscription Agreement dated June 17, 1996 (the "Agreement"). The Purchaser and the Company wish to amend the Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

          1. DEFINITIONS. Except as otherwise defined in this Amendment No. 1, terms defined in the Agreement are used herein as defined therein.

          2. AMENDMENTS. Effective as of the date hereof, the Agreement is hereby amended as follows:

               (a) The third and fourth "WHEREAS" clauses in the recitals to the Agreement are hereby amended to read, in their entirety, as follows:

               "WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, (i) 26.61290 shares of the common stock, par value $.01 per share, of the Company (the "Purchaser Shares"), which Purchaser Shares will represent, upon consummation of the transactions contemplated by this Agreement and the Company/LLC Purchase Agreement (as hereinafter defined), 75% of the issued and outstanding capital stock of the Company, and (ii) a Subordinated Note (as hereinafter defined), each for the purchase price and upon the terms and conditions hereinafter set forth; and

               "WHEREAS, immediately following the sale and purchase of the Purchaser Shares provided for herein, the Company, pursuant to the terms of the Stock Purchase Agreement, dated June 17, 1996, between LLC (or assigns) and the Company, as amended on the date hereof, a copy of which agreement, as amended, is attached as Exhibit A hereto (the "Company/LLC Purchase Agreement"), will purchase from LLC or its assigns 91.12903 of the LLC Shares, and the 8.87097 shares not so purchased will represent, upon consummation of the transactions contemplated by this Agreement, 25% of the issued and outstanding capital stock of the Company and such retained shares will, as a consequence of the liquidation of LLC and CMI Partnership, be issued to the individuals and in the amounts set forth in
     Schedule 3(b) hereto;"

               (b) Section 1 of the Agreement is hereby amended by adding the following definitions:

                    "'SUBORDINATED DEBT' shall mean indebtedness of the Company having the principal terms set forth on Schedule 1."

                    "'SUBORDINATED NOTE' shall mean a promissory note of the Company evidencing Subordinated Debt."

               (c) Section 2 of the Agreement is hereby amended to read, in its entirety, as follows:

          "2. SALE OF SHARES AND NOTE; PURCHASE PRICE. (a) On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to issue, sell and deliver to Purchaser, and Purchaser hereby agrees to purchase from the Company, at the Closing, (i) the Purchaser Shares and
     (ii) a Subordinated Note with an original issue price of $18,750,000.

               (b) The per share purchase price to be paid by Purchaser for the Purchaser Shares shall be $1,550,000, for a total purchase price of $41,250,000, which shall be payable in U.S. dollars in immediately available funds as hereinafter provided.

               (c) The purchase price for the Subordinated Note shall be $18,750,000, which shall be payable in U.S. dollars in immediately available funds as provided herein.

               (d) The Company hereby directs Purchaser to pay, on the Closing Date, by wire transfer in U.S. dollars in immediately available federal funds $60,000,000 to an account specified on or prior to the Closing Date by the Company.

               Immediately following the sale and purchase of the Purchaser Shares, the Company will transfer to an account designated by LLC $125,000,000, payable in U.S. dollars in immediately available funds, and will issue and deliver Subordinated Notes to LLC (or assigns) with an aggregate original issue price of $6,250,000, and such Notes as a consequence of the liquidation of LLC and CMI Partnership will be issued to the individuals and in the amounts specified in Schedule 3(b), in payment of the purchase price for the 91.12903 LLC shares to be purchased by the Company pursuant to the Company/LLC Purchase Agreement.

               (e) On the Closing Date, the Company shall pay, by wire transfer in U.S. dollars in immediately available federal funds, $10,000,000 (the "Additional Consideration") to an account specified on or prior to the Closing Date to the escrow agent mutually selected by the Company and Purchaser to be held in accordance with the Escrow Agreement."

               (d) Schedule 3(b) to the Agreement is hereby deleted and replaced with Schedule 3(b) hereto.

               (e) Section 3(d) of the Agreement is hereby amended by changing, in the second sentence thereof, "87.09677" to "91.12903."

               (f) Section 4(f) of the Agreement is hereby amended by adding, after the words "Purchaser Shares," as such words appear once in the first and second sentences thereof and twice in the fourth sentence thereof, the words "and the Subordinated Notes acquired hereunder."

               (g) Section 10(c)(i) of the Agreement is hereby amended to read, in its entirety, as follows:

               "(i)(x) Certificates representing the Purchaser Shares duly registered on the books of the Company in the name of Purchaser, and (y) a Subordinated Note payable to the order of Purchaser with an original issue price of $18,750,000."

               (h) The Company/LLC Purchase Agreement set forth as Exhibit A of the Agreement shall be amended as follows:

                    (1) The second "WHEREAS" clause in the recitals to the Company/LLC Purchase Agreement shall be amended to read, in its entirety, as follows:

               "WHEREAS, immediately following the issuance and sale by Purchaser to CM/J Acquisition, LLC, a Delaware limited liability company (hereinafter referred to as "CAC"), of 26.61290 shares of its Common Stock and a Subordinated Note (as defined in the CAC Subscription Agreement) with an original issue price of $18,750,000, pursuant to the terms of the Stock Subscription Agreement, dated the date hereof, between Purchaser and CAC (the "CAC Subscription Agreement"), Seller (or assigns) will sell to Purchaser, and Purchaser will purchase from Seller (or assigns), 91.12903 shares of Common Stock (the "Seller Shares"), for the purchase price and upon the terms and conditions hereinafter set forth;

                    (2) Section 1 of the Company/LLC Purchase Agreement shall be amended to read, in its entirety, as follows:

               "1. PURCHASE AND SALE OF SHARES; PURCHASE PRICE. (a) On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, at the Closing (as hereinafter defined), the Seller Shares.

                 (b) The total purchase price to be paid by Purchaser for the Seller Shares (the "Purchase Price") shall be $131,250,000 plus the Additional Consideration (as hereinafter defined), which Purchase Price shall be payable (i) $125,000,000 in U.S. dollars in immediately available funds, and (ii) the remainder by delivery of Subordinated Notes with an original issue price of $6,250,000.

                 (c) Any funds held pursuant to the Escrow Agreement (as defined in the CAC Subscription Agreement) at the termination thereof following the distribution to CAC of all payments therefrom to which it is entitled shall be distributed by the escrow agent in the manner to be determined by the members of Seller, which distribution of the remaining funds held pursuant to the Escrow Agreement shall constitute additional consideration for the Seller Shares (the "Additional Consideration")."

                    (3) Section 5(c) of the Company/LLC Purchase Agreement shall be amended to read, in its entirety, as follows:

               "(c) At the Closing, Purchaser shall (i) cause the wire transfer of $125,000,000 in U.S. dollars in immediately available funds to be made to an account specified by Seller and shall issue and deliver Subordinated Notes with an aggregate original issue price of $6,250,000 as specified on
     Schedule 3(b) to the CAC Subscription Agreement."

          3. EFFECTIVENESS. This Amendment No. 1 shall become effective upon the amendment of the Company/LLC Agreement as provided herein, which the Company represents has occurred concurrently with the execution of this Amendment No. 1.

          4. MISCELLANEOUS. Except as provided herein, the Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 shall be governed by, and construed and enforced in accordance with, the law of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the day and year first above written.

                                        CM/J ACQUISITION, LLC


                                        By
                                          /s/ Gary L. Walsh
                                          ------------------------------



                                        CORE-MARK INTERNATIONAL, INC.


                                        By
                                          /s/ Leo F. Korman
                                          ------------------------------

                                  Schedule 3(b)
                              Management Employees


                                    Shares              Subordinated Note
                                    ------              -----------------

Gary L. Walsh                      2.21775                 $1,562,505

Robert A. Allen                    1.81855                  1,281,251

Leo F. Korman                      1.37500                    968,750

J. Michael Walsh                   1.37500                    968,750

Basil P. Prokop                    1.06451                    749,995

Leo Granucci                       1,02016                    718,749
                                   -------                 ----------

                                   8.87097                 $6,250,000

                                                                      Schedule 1




                          CORE-MARK INTERNATIONAL, INC.


                          SUBORDINATED DEBT TERM SHEET


Ownership                      Pro-rata by common shareholders according to
                               their common interests


Principal Amount               To be computed at closing on the basis of a
                               deemed annual interest rate of 6.73%,
                               compounded semi-annually, for the period
                               commencing on the closing and ending on July 1,
                               2001


Original Issue Price           $25 million


Interest Rate                  0% through July 1, 2001 (deemed annual interest
                               to be added to original issue price to
                               determine principal amount); 6.73% per annum thereafter on the then outstanding principal amount, payable semi-annually


Maturity Date                  July 31, 2004; single payment maturity


Optional Redemption            Callable at any time at original issue price
                               plus accrued OID.


Ranking Subordinated to all present and future indebtedness for borrowed money and like debt

Restrictive Covenants          None